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                                 EMPLOYMENT AGREEMENT


    This Agreement dated as of April 15, 1996 by and between HA-LO INDUSTRIES, INC., an Illinois corporation (hereinafter the "Company"), and MICHAEL NEMLICH, (hereinafter referred to as the "Executive").

                                 W I T N E S S E T H

    WHEREAS, the Company and the Executive desire to enter into this Agreement, whereby the Company will be assured of the right to the Executive's services, skills and expertise for the period and on the terms and conditions hereinafter set forth, and the Executive will be assured of employment on such terms and conditions.


    1. EMPLOYMENT. Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Executive as Vice President Corporate Development and Financial Relations, of the Company and the Executive hereby accepts such employment.

    2. TERM. Subject to earlier termination in accordance with the provisions of Section 6 of this Agreement, the term of the employment of the Executive by the Company pursuant to this Agreement (the "Term") shall be for a period of one (1) year, commencing on the date of closing under this Agreement provided however, that the Term shall be automatically extended, unless either party elects not to do so and gives written notice to the other party at least ninety (90) days prior to such scheduled termination date of their election not to so extend.

    3. EMPLOYMENT SERVICES. During the Term of his employment pursuant to this Agreement, the Executive shall render his services to the Company as Vice President Corporate Development and Financial Relations, of the Company, or in such other capacities as the President or Board of Directors of the Company may, from time to time, reasonably designate. The Executive shall report to the Chief Financial Officer of the Company in the performance of his duties hereunder. The Executive shall devote all of his business time, efforts and his energy and skill to the business of the company and, the Executive will not engage in the active operation of any other business.

    4. COMPENSATION. In consideration of the services to be rendered by the Executive to the Company pursuant to this Agreement, the Company agrees to pay the executive during the Term, and the Executive agrees to accept the following:

         a. A base salary at the rate of One Hundred Twenty-Five Thousand Dollars ($125,000) per annum, payable in installments during the Term hereof in accordance with the normal practice of the Company.

         b. Discretionary bonus being determined by the President or Board of Directors.

         c. Upon execution of this Agreement, the Executive shall receive options ("Options") to purchase ten thousand (10,000) shares of the Company's common stock. The Options shall be issued pursuant to the HA-LO Industries, Inc. Stock Plan and shall be exercisable at a purchase price equal to the Fair Market Value at the date of grant (as defined in the Stock Plan). The Options shall vest and be exercisable by Executive one year from date of grant.


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              i.   Except as provided below, the Option shall be valid for a
                   term commencing as of the date of grant ("Date of Grant") and ending ten (10) years from the date of Grant (the "Termination Date").

              ii. If Executive is in default or otherwise breaches the covenants set forth in this Agreement, or otherwise ceases to be employed by the Company for any reason other than death, permanent disability or a "change in control" (as hereinafter defined), all unvested Options shall be immediately forfeited and all vested Options previously granted to executive shall be exercisable at any time prior to the earlier of (i) the Termination date, or (ii) within sixty (60) days after the date of Executive's breach of this Agreement, or termination of employment.

              iii. For purposes of this agreement, the term "change in control"
                   shall mean the acquisition, on or after the date of this Agreement, of more than fifty percent (50%) of the voting rights with respect to outstanding common capital stock of Employer, by a person, or group of persons acting in concert, other than Lou Weisbach.

         a. Performance is to be reviewed initially at six (6) months and compensation reviewed annually.

    5. EMPLOYEE BENEFITS. During the Term of this Agreement, the Executive shall be entitled to the following benefits:

         a. The Executive shall be entitled to participate, subject to qualification requirements, in medical or other insurance or hospitalization plans which are presently maintained or hereinafter instituted by the Company and are made generally available to employees of the Company.

         b. The Company shall reimburse the Executive for reasonable out-of-pocket business expenses which the Executive shall incur in connection with his services for the Company hereunder in accordance with Company policy upon presentation by the Executive of appropriate support.

         c. Subject to the rules of the Company, the Executive shall be entitled to vacation leave of four (4) weeks during any calendar year.

         d. Subject to qualifications and other requirements, the Executive shall be entitled to participate in any profit sharing/401(k), bonus or management incentives (including Non-Qualified Key Employee Plan), pension, retirement or insurance plan maintained by the Company and made generally available to employees of the Company.

    6.   TERMINATION.
         i. The Term of this Agreement and the Executive's employment hereunder shall terminate upon the first to occur of the following events: (1) the mutual agreement of the Company and the Executive to so terminate this Agreement, (2) the death or disability (as hereinafter defined) of the Executive, or (3) the Company's election to terminate this Agreement and the Executive's employment hereunder "For Cause" (as hereinafter defined). The term "Disability" shall mean any mental, physical or emotional disability or condition which is reasonably expected to last for one hundred twenty (120) days or more, and which prevents the Executive from performing substantially all of his duties hereunder. Disability shall be determined by a physician selected by the Company with reasonable approval of Executive.


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        ii. The term "For Cause" shall mean any of the following:  A) the commission by the Executive of a breach of any material covenant, provision, term or condition set forth in this Agreement; or B) the commission by the Executive of a felony or crime; or C) the commission by the Executive of an act of personal dishonesty or fraud involving personal profit, including, without limitation, theft, embezzlement, fraud or other misappropriation of funds.

       iii. In the event that there is a "change in control", as previously defined, in the initial 12 months of employment and the Executive is terminated because of this, the Company shall be obliged to continue to pay the Executive his salary for one year.

    7. EXECUTIVE'S REPRESENTATION. The Executive hereby represents and warrant to and with the Company that the Executive is not subject to any covenants, agreements or restrictions including without limitation any covenants, agreement or restrictions arising out of the Executive's prior employment or independent contractor relationships, which would be breached or violated by the Executive's execution of this Agreement or by Executive's performance of his duties hereunder.

    8. CONFIDENTIALITY. Executive acknowledges that by virtue of his employment with Company, he has been and/or will be exposed to or has had or will have access to confidential information regarding Company's business, including but not limited to, trade secrets and proprietary information, all of which are proprietary to Company referred to collectively as "Proprietary Information". Executive acknowledges that Company's Proprietary Information constitutes a proprietary and exclusive interest of Company, and, therefore, agrees that during the term of his employment and thereafter, for any reason whatsoever, Executive shall hold and keep secret the Proprietary Information as described herein, as to which the Executive is now or any time during his employment shall become informed, and Executive shall not directly or indirectly disclose any such information to any person, firm, court, governmental agency or corporation or use the same except in connection with the business and affairs of Company.

    9. NON-DISTURBANCE OF EMPLOYEES; NON-DISPARAGEMENT. The Executive covenants that during the Term and for a period of two (2) years after the termination thereof, for any reason whatsoever, the Executive shall not, directly or indirectly, as an employee, agent, salesman or member of any person, corporation, firm or otherwise (a) solicit any employee, agent or independent contractor sales representative of the Company, the product of which contact will or may yield a termination of relationship of such employment, agency or independent contractor sales representative relationship of such employees, agents or independent contract sales representatives from the Company, or (b) make, whether in writing or orally, disparaging statements or inferences with respect to the company, its respective business, officers or shareholders.

    10.  RETURN OF MATERIALS.   The Executive will, at any time upon the
         request of the Company, and in any event upon the termination of his employment, for whatever reason, immediately return and surrender to the company originals and all copies of all records, notes, memoranda, electronic files, personal computers, computer discs, computer equipment, telephones, price lists, customer and customer prospects lists, business plans, recordings and other documents and other property belonging to the Company, created or obtained by the Executive as a result of or in the course of or in connection with the Executive's employment with the Company. The executive acknowledges that all such materials are, and will always remain, the exclusive property of the Company.

    11. REVISION. In the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon or are otherwise


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         invalid, for whatsoever cause, then the court so holding shall reduce and is so authorized to reduce, the territory to which it pertains and/or the period of time in which it operates, to the scope of activity to which it pertains or effect any other change to the extent necessary to render any of the restrictions of the Agreements enforceable.

    12.  GENERAL PROVISIONS.


         a. SEVERABILITY. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

         b. BINDING AGREEMENT. This Agreement shall be binding upon the parties, their heirs, successors, personal representatives and assigns. The Company may assign this agreement to any successor in the interest to the business, or part thereof, of the Company. The Executive may not assign any of his obligations or duties hereunder.


         c. CONTROLLING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted and construed according to the laws of the State of Illinois. The Executive hereby consents to the jurisdiction of the state and federal courts in Illinois in the event that any disputes arise under this Agreement.

         d. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with regard to the subject matter hereof, may not be changed orally, but only by an agreement in writing signed by the parties hereto.


         e. FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of the Agreement.

         f. SURVIVAL. Subject to the provisions hereof, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, for cause or otherwise, of the Executive's employment with the Company.


         g. HEADINGS. All numbers and headings of sections are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any Section.

         h. NOTICES. All notices which are required, permitted or contemplated hereunder to be given or made shall be given or made in writing by certified mail (return receipt required) to the Executive at 2012 N. CLEVELAND, CHICAGO, IL 60614, and to the Company at 5980 West Touhy Avenue, Niles, Illinois, 60714,
              Attention: President.


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         i.   GENDER.  The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.


WHEREFORE, the parties have executed this Agreement on the date and year first above written.


HA-LO INDUSTRIES, INC.                           EXECUTIVE:




By: Richard A. Magid                             Michael Nemlich
Its: Chief Financial Officer


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